Exhibit 99.1

Hillenbrand Reports Record-High Quarterly Revenue and

Affirms Full-Year Guidance

•      Revenue grew 72% to $409 million

•  Process Equipment Group increased 181% to $261 million

•  Batesville increased 2% to $148 million

•      Order backlog increased 5% sequentially to $571 million

BATESVILLE, Indiana, August 5, 2013 — /PRNewswire/ — Hillenbrand, Inc. (NYSE: HI) reported results for the third quarter ended June 30, 2013. Revenue grew 72% to $409 million compared to the same quarter in 2012, with the Process Equipment Group delivering $261 million, a 181% increase. The growth was driven primarily by the acquisition of Coperion in December 2012. Revenue for the rest of the Process Equipment Group decreased 2% due to the previously projected sharp reduction in demand for equipment that processes proppants used in hydraulic fracturing. This reduction, which resulted from exceptionally high demand for such equipment in 2012, is expected to continue for the remainder of the year. Excluding the impact of reduced orders for proppants equipment, revenue for the rest of the Process Equipment Group grew 11%. The group’s order backlog increased 5% to $571 million, representing a $27 million sequential increase from the second quarter.

Batesville continued to demonstrate another solid performance during the quarter, with revenue increasing 2% to $148 million.

“We are pleased with the revenue growth attained in both of our business platforms,” said Kenneth A. Camp, president and chief executive officer of Hillenbrand. “We are especially encouraged by the increase in the order pipeline and the 5% increase in order backlog in the Process Equipment Group despite uncertain economic conditions in Europe and Asia.”

As expected, GAAP net income decreased 38% to $13 million ($0.21 per diluted share), primarily because of acquisition costs related to the Coperion transaction. On an adjusted basis, net income increased 32% to $30 million ($0.48 per diluted share), including $3 million of additional recurring amortization related to Coperion. An important measure used internally is adjusted EBITDA, which increased 43% to $64 million. On a percentage-of-sales basis, adjusted EBITDA was 16% compared to 19% in the prior year.

As previously noted, overall consolidated adjusted gross profit margins and adjusted EBITDA margins have changed as a result of the Coperion acquisition. This change was expected and driven by the Coperion business model, wherein a certain amount of revenue results from third-party-sourced products in systems sales that carry only a small up-charge. As a result, margin percentages are lower on these systems sales when compared to the rest of our business. Coperion margin percentages are expected to increase over time as the integration of Coperion continues and as lean business practices become fully implemented.

During the quarter, the Company returned over $12 million to shareholders in the form of quarterly dividends, totaling nearly $37 million for the year to date.

“We continue to execute the growth strategy that has transformed Hillenbrand into a global diversified industrial company,” said Camp. “We are pleased with Batesville’s results and those of our acquired companies. Additionally, we are moving forward with all deliberate speed in the integration of Coperion.”

Guidance

Hillenbrand affirmed guidance provided in early December with estimated full-year revenue of approximately $1.6 billion and an adjusted diluted EPS midpoint of $1.87. Full-year revenue is estimated to be approximately $1 billion for the Process Equipment Group and $600 million for Batesville.

Conference Call Information

Date/Time:	8:00 a.m. EDT, Tuesday, August 6, 2013
Dial-In for U.S. and Canada:	1-877-853-5642
Dial-In for International:	+1-253-237-1134
Conference call ID number:	72274442

Webcast link:	http://ir.hillenbrand.com (archived through Friday, September 6, 2013)

Replay - Conference Call

Date/Time:	Available until midnight EDT, Tuesday, August 20, 2013
Dial-In for U.S. and Canada:	1-855-859-2056
Dial-In for International:	+1-404-537-3406
Conference call ID number:	72274442

Hillenbrand’s interim financial statements on Form 10-Q are expected to be filed jointly with this release and will be available on the Company’s website (www.Hillenbrand.com).

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains certain non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” and exclude expenses associated with backlog amortization, inventory step-up, business acquisitions, restructuring, and antitrust litigation. The measures also exclude the tax benefit of the international integration in the prior year and expenses associated with long-term incentive compensation related to the international integration. The related income tax for all of these items is also excluded. This non-GAAP information is provided as a supplement, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

A non-GAAP measure that is used is Adjusted Earnings Before Interest, Income Tax, Depreciation, and Amortization (“Adjusted EBITDA”). As previously discussed, Hillenbrand’s strategy is to selectively acquire companies which can benefit from its core competencies to spur faster and more profitable growth. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, Adjusted EBITDA is used, among other measures, to monitor business performance.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Finally, the Company believes this information provides a higher degree of transparency.

See below for a reconciliation from GAAP operating performance measures to the relevant non-GAAP (adjusted) performance measures.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We pursue profitable growth and meaningful dividends for our shareholders by leveraging our leading brands, robust cash generation capabilities and strong core competencies. HI-INC-F

Consolidated Statements of Income (Unaudited)

(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net revenue	$408.8	$238.4	$1,112.5	$729.7
Cost of goods sold	273.7	147.6	730.2	440.9
Gross profit	135.1	90.8	382.3	288.8
Operating expenses	109.4	57.8	306.9	178.6
Operating profit	25.7	33.0	75.4	110.2
Interest expense	5.9	3.0	17.2	8.8
Other income (expense), net	(0.3)	(0.1)	0.3	(0.8)
Income before income taxes	19.5	29.9	58.5	100.6
Income tax expense	5.8	8.6	17.0	20.6
Consolidated net income	13.7	21.3	41.5	80.0
Less: Net income attributable to noncontrolling interests	0.4	—	1.2	—
Net income(1)	$13.3	$21.3	$40.3	$80.0

Net income(1) — per share of common stock:
Basic earnings per share	$0.21	$0.34	$0.64	$1.29
Diluted earnings per share	$0.21	$0.34	$0.64	$1.28
Weighted average shares outstanding — basic	62.8	62.3	62.7	62.1
Weighted average shares outstanding — diluted	63.2	62.5	63.0	62.4

Cash dividends per share	$0.1950	$0.1925	$0.5850	$0.5775

(1) Net income attributable to Hillenbrand

Consolidated Statements of Cash Flow (Unaudited)

(in millions)

	Nine Months Ended
	June 30,
	2013	2012
Net cash provided by operating activities	$50.8	$109.6
Net cash used in investing activities	(430.8)	(13.6)
Net cash provided by (used in) financing activities	399.9	(194.0)
Effect of exchange rates on cash and cash equivalents	1.0	(1.5)
Net cash flow	$20.9	$(99.5)

Cash and cash equivalents
At beginning of period	20.2	115.5
At end of period	$41.1	$16.0

Reconciliation of Non-GAAP Measures (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,
	2013				2012
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Cost of goods sold	$273.7	$(8.6	) (a)	$265.1	$147.6	$(1.2	) (e)	$146.4
Operating expenses	109.4	(15.6	) (b)	93.8	57.8	(1.5	) (f)	56.3
Interest expense	5.9	(0.5	) (c)	5.4	3.0	—		3.0
Other income (expense), net	(0.3)	(0.2)		(0.5)	(0.1)	—		(0.1)
Income tax expense	5.8	7.4	(d)	13.2	8.6	0.9	(d)	9.5
Net income(1)	13.3	17.1		30.4	21.3	1.8		23.1
Diluted EPS	0.21	0.27		0.48	0.34	0.03		0.37

Ratios:
Gross margin	33.0%	2.2%		35.2%	38.1%	0.5%		38.6%
Operating expenses as a % of revenue	26.8%	(3.9)%		22.9%	24.2%	(0.6)%		23.6%

	Nine Months Ended June 30,
	2013				2012
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Cost of goods sold	$730.2	$(21.3	) (g)	$708.9	$440.9	$(3.5	) (k)	$437.4
Operating expenses	306.9	(44.4	) (h)	262.5	178.6	(10.1	) (l)	168.5
Interest expense	17.2	(1.1	) (i)	16.1	8.8	—		8.8
Other income (expense), net	0.3	(1.1	) (j)	(0.8)	(0.8)	—		(0.8)
Income tax expense	17.0	19.2	(d)	36.2	20.6	15.0	(m)	35.6
Net income(1)	40.3	46.5		86.8	80.0	(1.4)		78.6
Diluted EPS	0.64	0.74		1.38	1.28	(0.02)		1.26

Ratios:
Gross margin	34.4%	1.9%		36.3%	39.6%	0.4%		40.0%
Operating expenses as a % of revenue	27.6%	(4.0)%		23.6%	24.5%	(1.4)%		23.1%

(1) Net income attributable to Hillenbrand

P = Process Equipment Group; B = Batesville; C = Corporate
(a)	Inventory step up ($8.0 P), restructuring ($0.1 P, $0.5 B)
(b)	Business acquisition costs ($1.0 P, $1.5 C), backlog amortization ($12.8 P), restructuring ($0.2 P), other ($0.1B)
(c)	Business acquisition costs ($0.5 C)
(d)	Tax effect of adjustments
(e)	Restructuring ($0.8 P, $0.4 B)
(f)	Restructuring ($0.2 P, $1.0 B), business acquisition costs ($0.2 C), other ($0.1 B)
(g)	Inventory step up ($18.7 P), restructuring ($0.3 P, $2.3 B)
(h)	Business acquisition costs ($1.3 P, $12.1 C), backlog amortization ($29.9 P), restructuring ($0.2 P, $0.5 B, $0.2 C), antitrust litigation ($0.1 B), other ($0.1 B)
(i)	Business acquisition costs ($1.1 C)
(j)	Acquisition-related foreign currency transactions ($0.8 C), business acquisition costs ($0.2 C), other ($0.1 B)
(k)	Restructuring ($1.1 P, $2.4 B)
(l)

Restructuring ($2.6 P, $1.0 B), backlog amortization ($2.5 P), long-term incentive compensation related to the international integration ($0.2 P, $0.8 B, $1.2 C), business acquisition costs ($1.2 C), other ($0.6 B)

(m)	Tax benefit of the international integration ($10.4), tax effect of adjustments ($4.6)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
Consolidated net income	$13.7	$21.3	$41.5	$80.0
Interest income	—	(0.1)	(0.3)	(0.4)
Interest expense	5.9	3.0	17.2	8.8
Income tax expense	5.8	8.6	17.0	20.6
Depreciation and amortization	27.4	9.4	70.3	31.0
EBITDA	$52.8	$42.2	$145.7	$140.0
Business acquisition	2.4	0.2	12.4	1.2
Inventory step-up	8.0	—	18.7	—
Restructuring	0.3	2.3	2.2	7.0
Other	0.2	—	0.3	0.5
Long-term incentive compensation related to the international integration	—	—	—	2.2
Adjusted EBITDA	$63.7	$44.7	$179.3	$150.9

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should

This is not an exhaustive list. Our intent is to provide examples of how readers might identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, or any companies we may acquire; risks that an acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of an acquisition, including potential synergies and cost savings or the failure of an acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the funeral services business; cyclical demand for industrial capital goods; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part II, Item 1A of Hillenbrand’s Form 10-Q for the quarter ended June 30, 2013, filed with the Securities and Exchange Commission on August 5, 2013. The Company assumes no obligation to update or revise any forward-looking information.

CONTACT

Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
Email: chris.gordon@hillenbrand.com